                                                                 EXHIBIT 99.h(9)


                       AMENDMENT TO EXPENSE CAP AGREEMENT


        THIS AMENDMENT TO EXPENSE CAP AGREEMENT ("Amendment"), effective as of March 1, 2000, is entered into between Hotchkis and Wiley, as investment advisor ("Advisor"), and Hotchkis and Wiley Variable Trust (the "Trust").

        WHEREAS, pursuant to an Expense Cap Agreement dated February 23, 1999 (the "Agreement"), the Advisor agreed to limit expenses of certain portfolios of the Trust through February 29, 2000; and

        WHEREAS, the Advisor and the Trust desire to extend the period of such expense limits; and

        WHEREAS, shareholders of the Trust benefit from any expense limits agreed to by the Advisor;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in this Amendment, the parties, intending to be legally bound, hereby agree as follows:

A. Extension of Period of Expense Limits. The Advisor agrees to continue the expense limits set forth in the Agreement through April 30, 2001.

B. Confirmation of Agreement. Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.


IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

Hotchkis and Wiley,                           Hotchkis and Wiley Variable Trust
  a division of Merrill Lynch
  Asset Management, L.P.

/s/ Michael F. Baxter                         /s/ Nancy D. Celick

Michael Baxter                                Nancy D. Celick
Co-Head                                       President